Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE4 Class A-1
Payment Date	02/25/2002

Servicing Certificate
Beginning Pool Balance	258,106,613.15
Beginning PFA	0.00
Ending Pool Balance	266,382,055.89
Ending PFA Balance	-
Principal Collections	16,485,783.08
Principal Draws	6,366,428.76
Net Principal Collections	-
Active Loan Count	11,862

Current Month Repurchases - Units	-
Current Month Repurchases - Dollars	-

Interest Collections	1,469,551.77

Weighted Average Net Loan Rate	5.54060%
Substitution Adjustment Amount	0.00

Note Rate	1.97000%

Term Notes	Amount	Factor
Beginning Balance	272,716,000.00	1.0000000
Ending Balance	272,716,000.00	1.0000000
Principal	-	0.0000000
Interest	462,632.39	1.6963889
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	791,472.80

Beginning Overcollateralization Amount	4,635,734.45
Overcollateralization Amount Increase (Decrease)	27,625.64
Outstanding Overcollateralization Amount	4,663,360.09
Overcollateralization Target Amount	4,663,360.09

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	1,756,013.71	74	0.66%
Delinquent Loans (60 Days)*	469,748.04	20	0.18%
Delinquent Loans (90 Days)*	522,453.89	12	0.20%
Delinquent Loans (120 Days)*	374,667.63	16	0.14%
Delinquent Loans (150 Days)*	84,333.24	7	0.03%
Delinquent Loans (180 + Days)*	572,620.09	19	0.21%
Foreclosed Loans	667,111.78	24	0.25%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

	Liquidation To-Date
Beginning Loss Amount	556,324.09
Current Month Loss Amount	170,989.35
Current Month Recoveries	4.13
Net Ending Loss Amount	727,309.31

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	19,245,121.30
Deposit to Funding Account	10,317,969.31
Payment for Additional Purchases	(18,565,786.41)
Ending Funding Account Balance as of Payment Date	10,997,304.20
Interest earned for Collection Period	14,985.28
Interest withdrawn related to prior Collection Period	5,293.06

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00